EXHIBIT 3.60

PURCHASE AND OPTION AGREEMENT

THIS AGREEMENT made as of the 9th day of February, 2001.

B E T W E E N:

CMB ENERGY CORP.,

(hereinafter referred to as the “Optionor”)

OF THE FIRST PART

-and-

ENERGY POWER SYSTEMS LIMITED,

(hereinafter referred to as the “Optionee”)

OF THE SECOND PART

BACKGROUND TO AGREEMENT:

(a)	the Optionor is the holder of a fifty percent (50%) interest in certain properties, pursuant to an agreement made as of the 23rd day of November, 1998 between Prince Edward Gas Company Inc. and the Optionor, a copy of which is annexed hereto as Schedule “A” (the “Option Agreement”);

(b)	the Optionee wishes to purchase a twenty-five percent (25%) interest and receive an option to acquire an additional ten percent (10%) interest in the Permits set out in Schedule “A” of the Option Agreement, save and except for Permit 96-06 (the “Property”); and

(c)	the parties wish to enter into a joint operatorship of the Property.

TERMS OF AGREEMENT:

     For good and valuable consideration, (the receipt and sufficiency of which are hereby acknowledged) the Optionor and Optionee make the representations, warranties, agreement, and acknowledgement, hereinafter set forth:

ARTICLE 1
INTERPRETATION

1.1 Definitions

     The following terms, wherever used in this Agreement, shall have the meanings set forth below:

(a)	“Acts” means all legislation as amended from to time of Prince Edward Island, applicable to the Property, including title to, and Operations on, the Property;

(b)	“Affiliate” shall have the meaning attributed to it in the Canada Business Corporations Act, as amended;

(c)	“Expenditures” means all costs, expenses and charges, direct or indirect, of or incidental to the Property including, without limiting the generality of the foregoing, a charge for administrative services of the Operator not exceeding fifteen percent (15%) of the amount of those costs, expenses and charges; which costs, expenses and charges shall be determined in accordance with the Operator’s accounting practices applicable from time to time to the extent that those practices are not inconsistent with Canadian generally accepted accounting principles;

(d)	“Operations Agreement” means the standard form Operating Procedure published by the Canadian Association of Petroleum Land dated 1990;

(e)	“Option” shall have the meaning attributed to it in Article 2.1;

(f)	“this Agreement” refers to and collectively includes this agreement and every Schedule attached to this agreement and the Operations Agreement except that if an identical word, phrase or expression is defined in this Agreement and again in the Operations Agreement the definition of that word, phrase or expression shall be restricted to this Agreement or the joint Operations Agreement, as the case may be, in which it appears.

1.2 Headings

     The headings of this Agreement and the Schedules hereto are solely for convenience of reference and do not affect the interpretation thereof or define, limit or construe the contents of any provision of this Agreement.

1.3 Number and Gender

     Words importing the singular number shall include the plural and vice-versa, words importing the neuter gender shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice-versa.

1.4 Governing Law

     This Agreement and the rights and obligations and relations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties hereto agree that the Courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party hereto does hereby attorn to the jurisdiction of the Courts of the Province of Ontario.

1.5 Currency

     All references to currency herein are references to Canadian currency.

ARTICLE 2
TITLE TO AND PURCHASE OF THE CLAIMS

2.1 Optionor’s Representations and Warranties

     The Optionor represents and warrants to the Optionee that:

(a)	the Option Agreement is in full force and effect, and in good standing; and;

(b)	the Optionor is not a non-resident for the purposes of the 116 of the Income Tax Act (Canada).

2.2 Purchase of Interest

     The Optionor hereby sells, transfers and assigns to the Optionee a twenty-five percent (25%) interest in the Properties for the consideration of $300,000, payable on the execution of this Agreement. The Optionor shall forthwith register this Agreement or notice of this Option against title to the Property.

2.3 Grant of Option to Earn Additional Interest

     The Optionor hereby grants to the Optionee the sole, exclusive and immediate option with respect to the Permits, for the period of up to October 31, 2001 from the date of this Agreement, to earn an additional ten percent (10%) undivided interest in the Property (herein called the “Option’’). Such right may be exercised in the manner referred to in Section 2.4 hereof.

2.4 Exercise of Option

     In order to exercise the Option, the Optionee must expend at least $3,000,000 on the Property on or before October 31, 2001.

2.5 Lapse or Acceleration of Option

     The Optionee may let the Option lapse by failing to incur expenditures referred to in Articles 2.4 hereof. The Optionee may accelerate such expenditures.

2.6 Conditions to Option Agreement

     It is a condition of this Agreement and of the payment or expenditure by the Optionee of any monies hereunder that the Optionee shall obtain from its counsel an opinion that:

(a)	the title to the Property is registered, recorded or filed in the name of the Optionor, free and clear of all encumbrances; and

(b)	the notice of this Agreement referred to in Article 2.2 hereof is in proper form and duly executed and delivered.

     In the event that the Optionee is unable to obtain the said opinion, this Agreement may be terminated at the option of the Optionee, and any payment made or proceeds expended by the Optionee shall be reimbursed by the Optionor.

ARTICLE 3
OPTIONEE CONDUCT

     The Optionor and Optionee shall be Joint Operators of the Property, and all operations on the Property will be carried out pursuant to the Operations Agreement.

ARTICLE 4
GENERAL

4.1 Assignment of Interest

     The Optionee may assign its interest in this Agreement. Either party shall be permitted to assign this Agreement to an Affiliate upon the said assigning party providing a guarantee, in form satisfactory to the other party, of the obligations of that Affiliate under this Agreement. Any assignment shall be subject to the assignee entering into an agreement, in form and substance satisfactory to counsel for the other party, to be bound by this Agreement.

4.2 Further Assurances

     The parties shall, without further consideration, from time to time execute and deliver such further instruments and assurances as may be reasonably required for registering or recording changes in ownership interests in the Property.

4.3 Limitation of Obligations of Optionee

     It is understood and agreed that:

(a)	nothing contained in this Agreement, nor any payment made, operations conducted or expenditure incurred by the Optionee on or in connection with the Property or part thereof, nor the doing of any act or thing by the Optionee under the terms of this Agreement shall obligate the Optionee to do anything else hereunder other than to make payment and incur expenditure to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement;

(b)	subject to the terms of this Agreement, the Optionee may at any time abandon the working right and option granted to it under Article 2.3 hereof and the Optionee may abandon all or part of the Property; and

4.4 Time

     Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

4.5 Confidentiality of Information

     The Optionor and the Optionee shall notify either party prior to any public release of material information concerning the Property.

4.6 Entire Agreement

     With respect to the subject matter of this Agreement, this Agreement (a) sets forth the entire agreement between the parties hereto and any persons who have in the past or who are now representing either of the parties hereto, (b) supersedes all prior understandings and communications between the parties hereto or any of them, oral or written, and (c) constitutes the entire agreement between the parties hereto. Each party hereto acknowledges and represents that this Agreement is entered into after full investigation and that no party is relying upon any statement or representation made by any other which is not embodied in this Agreement. Each party hereto acknowledges that he or it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless the same is in writing and executed by each of the parties hereto.

4.7 Notices

     All payments and communications which may be or are required to be given by either party to the other herein, shall (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid registered mail to the parties, at their following respective addresses:

     Optionor:

CMB Energy Corp. Suite 110, 800 Windmill Road Dartmouth, Nova Scotia

Attention: Darren Campbell Telecopier: (902) 468-3704

     Optionee:

Energy Power Systems Limited 2 Adelaide Street West, Suite 301, Toronto, Ontario M5H 1L6

Attention: Mr. James Cassina, Telecopier: (416) 364-0618

and if any such payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing thereof and, if delivered, it shall be conclusively deemed to have been received at the time of delivery. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing thereof, then the mailing of any such payment or communication as aforesaid shall not be an effective means of sending the same but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address hereinbefore set forth by notice to the other of them in accordance with this section.

4.8 Benefit of Successors

     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided, however, that if such severability materially changes the economic benefits of this Agreement to either Party, the Parties shall negotiate an equitable adjustment in the provisions of this Agreement in good faith.

     IN WITNESS WHEREOF the parties hereto have signed and sealed this Agreement.

CMB ENERGY CORP.

Per:

ENERGY POWER SYSTEMS LIMITED

Per:

Schedule “A”

1.	Permit 96-04 being:

All of Grid Area	Lat.	46° - 30’N
	Long.	63° - 45’W

South Half of Grid Area	Lat.	46° - 40’N
	Long.	63° - 45’W
Acreage – 116,279 acres

2.	Permit 96-05, being:

South Half and North East Quadrant of	Lat.	46° - 20’N
Grid Area	Long.	63° - 15’W

Acreage – 58,139 acres

3.	Permit 96-06, being:

All of Grid Area	Lat.	46° - 30’N
	Long.	63° - 30’W

South Half of Grid Area	Lat.	46° - 40’N
	Long.	63° - 30’W
Acreage – 116,279 acres

4.	Permit 96-07, being:

All of Grid Area	Lat.	46° - 20’N
	Long.	63° - 30’W

North East Quadrant of Grid Area	Lat.	46° - 20’N
	Long.	63° - 45’W
Acreage – 96,898 acres

5.	Permit 97-08, being:

All of Grid Area	Lat.	46° - 20’N
	Long.	63° - 00’W

South Half of Grid Area	Lat.	46° - 30’N
	Long.	63° - 00’W
Acreage – 116,279 acres

6.	Permit 96-09, being:

All of Grid Area	Lat.	46° - 20’N
	Long.	63° - 45’W

South Half of Grid Area	Lat.	46° - 30’N
	Long.	63° - 45’W
Acreage – 116,279 acres

7.	Permit 96-10, being:

North West Quadrant of Grid Area	Lat.	46° - 10’N
	Long.	63° - 00’W
Acreage – 21,983 acres